                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant {X}
Filed by a Party other than the Registrant{}

Check the appropriate box:
[_]   Preliminary Proxy Statement            [_] Confidential, for Use
                                                 of the Commission Only (as
                                                 permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                 VENTAS, INC.
                -----------------------------------------------
               (Name of Registrant as Specified In Its Charter)

               ------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction compute pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  VENTAS, INC.
                              4360 Brownsboro Road
                                   Suite 115
                        Louisville, Kentucky 40207-1642
                                 (502) 357-9000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
Ventas, Inc.:

   The Annual Meeting of Stockholders (the "Annual Meeting") of Ventas, Inc. (the "Company") will be held at 10:00 a.m., local time on Tuesday, May 18, 1999, in the North Room of the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky, to consider and vote on:

  1. The election of directors for the ensuing year; and

  2. Such other business as may properly come before the Annual Meeting or any adjournments thereof.

   The close of business on March 22, 1999, has been fixed as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the Company's principal executive offices located at 4360 Brownsboro Road, Suite 115, Louisville, Kentucky. Your attention is directed to the proxy statement accompanying this notice.

   You are cordially invited to attend the Annual Meeting in person. EVEN IF YOU PLAN TO ATTEND IN PERSON, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. This will not prevent you from voting your shares in person if you choose to attend the Annual Meeting.

                                 By Order of the Board of Directors,

                                 /s/ W. Bruce Lunsford

                                 W. Bruce Lunsford
                                 Chairman of the Board

Louisville, Kentucky
April 13, 1999

                                  VENTAS, INC.
                              4360 Brownsboro Road
                                   Suite 115
                        Louisville, Kentucky 40207-1642
                                 (502) 357-9000

                                PROXY STATEMENT
                                      for
                         Annual Meeting of Stockholders
                                  May 18, 1999

                              GENERAL INFORMATION

   The Annual Meeting of Stockholders (the "Annual Meeting") of Ventas, Inc. (the "Company") will be held at 10:00 a.m., local time on Tuesday, May 18, 1999, in the North Room of the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky. This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting and at any adjournments thereof.

   Only stockholders of record at the close of business on March 22, 1999, are entitled to vote at the Annual Meeting or any adjournments thereof. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the Company's principal executive offices located at 4360 Brownsboro Road, Suite 115, Louisville, Kentucky. On the record date, 67,895,781 shares of the Company's common stock, par value $.25 per share ("Common Stock"), were outstanding. Each share of Common Stock entitles the owner to one vote.

   A majority of the outstanding shares of Common Stock present in person or by proxy is required to constitute a quorum to transact business at the Annual Meeting. The vote of a plurality of the outstanding shares of Common Stock present in person or by proxy will be necessary to elect the director-nominees listed in this Proxy Statement. The affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy will be necessary to approve any other matter that may come before the Annual Meeting for stockholder consideration. Abstentions and proxies relating to "street name" shares for which brokers have not received voting instruction from the beneficial owner ("Broker Non-Votes") are counted in determining whether a quorum is present. In the election of directors, the nominees receiving the highest number of votes will be elected. Therefore, abstentions or Broker Non-Votes for a director-nominee will have no effect. With respect to any matters submitted to the stockholders for their consideration, other than the election of directors, abstentions will be counted as part of the total number of votes cast on such proposals in determining whether the proposals have received the requisite number of favorable votes, whereas Broker Non-Votes will not be counted as part of the total number of votes cast on such proposals. Thus abstentions will have the same effect as votes against any such proposal, whereas Broker Non-Votes will have no effect in determining whether any such proposal has been approved by the stockholders.

   The Company intends to first distribute this Proxy Statement and the materials accompanying it on or about April 13, 1999. If the enclosed proxy card is properly signed, returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the proxy will be voted (i) in favor of the nominees for director named in this Proxy Statement and (ii) in the discretion of the proxy holders on such other business as may properly come before the Annual Meeting.

   A person giving the enclosed proxy has the power to revoke it at any time before it is exercised. However, such revocation must be made in writing and received by the General Counsel of the Company at the Company's principal executive offices located at 4360 Brownsboro Road, Suite 115, Louisville, Kentucky 40207-1642 at or before the time and date of the Annual Meeting. A stockholder may also attend the Annual Meeting and vote in person, in which event any prior proxy given by the stockholder will be revoked automatically.

   The cost of soliciting proxies by the Board of Directors will be borne by the Company. Such solicitation will be made by mail and in addition may be made personally or by telephone by directors, officers and employees of the Company, none of whom will receive additional compensation for these services. The Company's regularly retained investor relations firm, Corporate Communications, Inc., may also solicit proxies by telephone and mail and, if it is so engaged, it will be paid a customary fee. Forms of proxies and proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of Common Stock. The Company will reimburse such parties for their reasonable out-of-pocket expenses incurred in connection with the distribution.

   On May 1, 1998, the Company effected a reorganization (the "Reorganization") pursuant to which the Company was separated into two publicly held corporations. A new corporation, subsequently renamed Vencor, Inc. ("Vencor"), was formed to operate the hospital, nursing center and ancillary services businesses. Pursuant to the terms of the Reorganization, the Company distributed the common stock of Vencor to stockholders of record of the Company as of April 27, 1998. The Company, through its subsidiaries, continued to hold title to substantially all of the real property and to lease such real property to Vencor. At the time of the Reorganization, the Company also changed its name to Ventas, Inc. For financial reporting periods subsequent to the Reorganization, the historical financial statements of the Company were assumed by Vencor, and the Company is deemed to have commenced operations on May 1, 1998. In addition, for certain reporting purposes under this Proxy Statement and other filings, the Securities and Exchange Commission treats the Company as having commenced operations on May 1, 1998.

   On March 5, 1999, Thomas T. Ladt resigned from his position as President, Chief Executive Officer and Chief Operating Officer of the Company and from the Company's Board of Directors. Effective March 5, 1999, the Company appointed Debra A. Cafaro as President and Chief Executive Officer and as a director of the Company. In addition, Greg D. Hudson, a director of the Company, has decided not to stand for reelection as director.

                             ELECTION OF DIRECTORS

   The Board of Directors of the Company currently consists of eight positions. The Board of Directors has nominated the six persons listed below to be elected as directors at the Annual Meeting. Following the Annual Meeting, the Board of Directors intends to appoint one additional person to serve as a director. In addition, pursuant to the Cafaro Employment Agreement (as defined below), Debra
A. Cafaro and Douglas Crocker II will jointly designate a person to be appointed to serve as a director, subject to the approval of the full Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each director elected at the Annual Meeting will serve, subject to the provisions of the Company's bylaws, until his or her successor is duly elected and qualified. The names of the nominees proposed for election as directors, all of whom are presently directors of the Company, together with certain information concerning the nominees, are set forth below:

                             NOMINEES FOR DIRECTORS

   WALTER F. BERAN (age 72) has served as a director of the Company since May 1, 1998. Since September 1986, Mr. Beran has served as Chairman of the Pacific Alliance Group, a merger and acquisition services firm. Previously, Mr. Beran served as Vice Chairman and Western Regional Managing Partner of the accounting firm of Ernst & Whinney (now Ernst & Young LLP) from 1971 until his retirement in September 1986. Mr. Beran serves as a director of Fleetwood Enterprises, Inc. and as a Trustee of Eureka Mutual Funds.(1)(4)

   DEBRA A. CAFARO (age 41) joined the Company on March 5, 1999. From April 1997 to May 1998, she served as President and Director of Ambassador Apartments, Inc. (NYSE: AAH), a real estate investment trust. Ms. Cafaro was a founding member of the Chicago law firm Barack Ferrazzano Kirschbaum Perlman & Nagelberg, becoming a partner in 1987, where her areas of concentration were real estate, finance and corporate transactions. Ms. Cafaro is admitted to the Bar in Illinois and Pennsylvania. She is a member of the National Association of Real Estate Investment Trusts ("NAREIT"), the National Multi-Housing Council, and both the American and Chicago Bar Associations.

   DOUGLAS CROCKER II (age 58) has been a director of the Company since September 1998. Mr. Crocker has been a Trustee, Chief Executive Officer and President of Equity Residential Properties Trust, the nation's largest apartment real estate investment trust, since March 1993. Mr. Crocker has been President and Chief Executive Officer of First Capital Corporation, previously a sponsor of public limited real estate partnerships, since December 1992 and a director of First Capital Corporation since January 1993. Mr. Crocker also served as Executive Vice President of Equity Financial and Management Company, a subsidiary of Equity Group Investments, Inc. ("EGI") which provides strategic direction and services for EGI's real estate and corporate activities, from November 1992 until March 1997. Mr. Crocker is also a director of Wellsford Real Properties, Inc., a real estate merchant banking firm.(3)(4)

   RONALD G. GEARY (age 51), an attorney and certified public accountant, has served as a director of the Company since May 1, 1998. Mr. Geary has served as a director and President of Res-Care, Inc., a provider of residential training and support services for persons with developmental disabilities and certain vocational training services, since February 1990 and as Chief Executive Officer of Res-Care since 1993. Since June 1998, Mr. Geary also has served as Chairman of the Board of Res-Care, Inc. Prior to becoming Chief Executive Officer, Mr. Geary was Chief Operating Officer of Res-Care from 1990 to 1993.(1)(2)(4)

   W. BRUCE LUNSFORD (age 51), an attorney, has served as Chairman of the Board since May 1, 1998. From May 1, 1998 through December 1998, Mr. Lunsford also served as Chief Executive Officer of the Company. Mr. Lunsford was a founder of Vencor and served as Chairman of the Board, Chief Executive Officer and President of Vencor from the time it commenced operations in 1985 until the time of the Reorganization. Mr. Lunsford served as Chairman of the Board and Chief Executive Officer of Vencor from May 1, 1998 until January 21, 1999 and as President of Vencor from May 1, 1998 until November 1998. Mr. Lunsford is a director of Churchill Downs Incorporated, National City Kentucky, Inc. and Res-Care, Inc. (3)

   R. GENE SMITH (age 64) has served as a director the Company since May 1, 1998. Mr. Smith was a founder of Vencor and served as one of its directors from 1985 through the time of the Reorganization. Mr. Smith also served as Vice Chairman of Vencor from 1987 through the time of Reorganization. From 1987 to 1995, Mr. Smith was President of New Jersey Blockbuster, Ltd., which held the Blockbuster Video franchise for northern New Jersey. Since 1988, Mr. Smith has been Chairman of the Board of Taco Tico, Inc., an operator of Mexican fast-food restaurants. From 1993 to 1997, Mr. Smith was Managing General Partner of Direct Programming Services, a marketing company of direct broadcast satellite television services. Mr. Smith has been President and owner of R. Gene Smith, Inc., a private investment firm, since 1980. (2)(3)

   The information given in this Proxy Statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of such nominees, except to the extent certain information appears in the Company's records. Directors' ages are given as of January 1, 1999.
--------
  (1) Member of the Audit and Compliance Committee, of which Mr. Beran is Chairman.

  (2) Member of the Executive Compensation Committee, of which Mr. Geary is Chairman.

  (3) Member of the Executive Committee, of which Mr. Lunsford is Chairman.

  (4) Member of the Independent Committee, of which Mr. Crocker is Chairman.

   SHARES OF COMMON STOCK OF THE COMPANY COVERED BY PROXIES EXECUTED AND RECEIVED IN THE ACCOMPANYING FORM WILL BE VOTED FOR THE ELECTION AS

DIRECTORS OF ALL OF THE NOMINEES, UNLESS OTHERWISE SPECIFIED ON THE PROXY. The Board of Directors does not contemplate that any of the nominees will be unable to accept election as a director. However, in the event that one or more nominees are unable or unwilling to accept or are unavailable to serve, the persons named in the proxies or their substitutes will have authority, according to their judgment, to vote or refrain from voting for other individuals as directors.

             CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

   During 1998, the Board of Directors of the Company held two regular meetings and one special meeting. The Company has an Executive Committee, Executive Compensation Committee, Audit and Compliance Committee and Independent Committee. The Company does not have a nominating or similar committee.

   The Executive Compensation Committee did not hold any meetings in 1998, however, it did take certain actions by unanimous written consent of the committee members during 1998 and as of the date of this Proxy Statement has held one meeting during 1999. The functions of the Executive Compensation Committee are to establish annual salary levels, approve fringe benefits and administer any special compensation plans or programs for executive officers of the Company.

   The Audit and Compliance Committee held one meeting during 1998. The Audit and Compliance Committee reviews the adequacy of the Company's system of internal controls and accounting practices. In addition, the Audit and Compliance Committee reviews the scope of the annual audit of the Company's auditors, Ernst & Young LLP, prior to its commencement, and reviews the types of services for which the Company retains Ernst & Young LLP. The Audit and Compliance Committee also oversees the Company's financial reporting activities and the accounting standards and principles followed.

   The Executive Committee did not hold any meetings during 1998. The Board of Directors has delegated to the Executive Committee the power to direct the management of the business and affairs of the Company in the intervals between meetings of the Board (except for matters reserved to the Board).

   The Independent Committee held one meeting during 1998. The function of the Independent Committee is to review and approve all agreements and transactions between the Company and Vencor to ensure that such agreements and transactions represent arm's length negotiations, including without limitation, the negotiation, enforcement and renegotiation of the terms of any leases between the Company and Vencor.

                 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                        DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 5, 1999 (except as otherwise noted) by (a) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) each director or director-nominee of the Company, (c) the Chief Executive Officer and each of the other four most highly compensated officers of the Company (collectively, the "Named Executive Officers"), and (d) all of the Company's directors and executive officers, as a group.

                                                         Common Stock
                 Name of Individual or                   Beneficially    Percent
                    Number in Group                      Owned(1)(2)     of Class
                 ---------------------                   ------------    --------
Walter F. Beran........................................      19,580(3)        *
Douglas Crocker II.....................................       2,000           *
Debra A. Cafaro........................................     266,666(4)        *
Steven T. Downey.......................................      62,450(5)        *
Ronald G. Geary........................................      13,250           *
Greg D. Hudson.........................................     137,741(6)        *
Thomas T. Ladt.........................................     348,233(7)        *
W. Bruce Lunsford......................................   2,297,777(8)      3.4%
T. Richard Riney.......................................      36,050           *
R. Gene Smith..........................................   1,418,402(9)      2.1%
All executive officers and directors as a group (10
 persons)..............................................   4,602,149         6.7%
Brinson Partners, Inc. and UBS AG......................   6,043,783(10)     8.9%
Franklin Resources, Inc., Charles B. Johnson, Rupert H.
 Johnson, Jr. and
 Franklin Mutual Advisers, Inc. .......................   9,012,700(11)    13.3%
Tenet Healthcare Corporation...........................   8,301,067(12)    12.2%
The Baupost Group, L.L.C. .............................   5,443,900(13)     8.0%

--------
 (*) Less than 1%
 (1) Beneficial ownership of shares, for purposes of this Proxy Statement, as determined in accordance with applicable Securities and Exchange Commission (the "Commission") rules, includes shares as to which a person has or shares voting power and/or investment power.
 (2) Except as set forth in the accompanying footnotes, the named persons have sole voting power and sole investment power over the shares beneficially owned by them. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right, or in shares held for their benefit in the 401(k) plan that the Company maintained for its employees prior to the Reorganization. The numbers shown include the shares which may be acquired by them through the exercise of options, which are exercisable as of or within 60 days after, March 5, 1999, under the Company's stock option plans as follows: Mr. Beran--5,609 shares; Mr. Geary--1,250 shares; Mr. Hudson--10,533 shares; Mr. Ladt--183,000 shares; Mr. Lunsford--647,000 shares; Mr. Riney--17,250 shares; Mr. Smith--9,126 shares; and Ms. Cafaro--166,666 shares.
 (3) Excludes 1,834 Common Stock share equivalents held by the Company under the Non-Employee Directors Deferred Compensation Plan (the "Directors Plan"). See "Compensation of Directors."
 (4) Includes 100,000 shares of restricted stock.
 (5) Includes 12,000 shares with respect to which Mr. Downey shares voting and investment power with his spouse.
 (6) Includes 108,921 shares with respect to which Mr. Hudson shares voting and investment power with his spouse, 562 shares held by a trust of which Mr. Hudson is a co-trustee, 13,392 shares held by his gift trust, and 1,923 shares held by a trust for the benefit of Mr. Hudson and his siblings. Includes 2,590 Common Stock share equivalents held under the Directors Plan which will be granted to Mr. Hudson following the expiration of Mr. Hudsons's term as a director at the Annual Meeting.

 (7) Includes 9,029 shares held by his spouse as custodian for his children and 22,058 shares held by his spouse. With respect to these 31,087 shares, Mr. Ladt shares voting and investment power with his spouse.
 (8) Includes 102,127 shares held by a private foundation with respect to which Mr. Lunsford has sole voting power and shared investment power. Excludes 16,365 shares held in trust for the benefit of his children.
 (9) Includes 36,250 shares held by a private foundation with respect to which Mr. Smith shares voting and investment power and 140,625 shares held by a limited partnership with respect to which he has sole voting and investment power.
(10) As of December 31, 1998, based on a Schedule 13G/A filed jointly by Brinson Partners, Inc. ("BPI") and UBS AG ("UBS AG") on February 16, 1999 with the Commission. According to the Schedule 13G/A, BPI and UBS AG share voting and dispositive power with respect to these shares but disclaim beneficial ownership of the shares. The address of BPI is 209 South LaSalle, Chicago, Illinois 60604-1295. The address of UBS AG is Bahnhofstrasse 45, 8021, Zurich, Switzerland.
(11) As of December 31, 1998, based on a Schedule 13G/A filed jointly by Franklin Resources, Inc. ("FRI"), Charles B. Johnson and Rupert H. Johnson, Jr. ("Principal Shareholders") and Franklin Mutual Advisers, Inc. ("FMA") on January 29, 1999 with the Commission. According to the Schedule 13G/A, FMA has sole voting and dispositive power with respect to these shares and the other reporting persons disclaim beneficial ownership of these shares. FRI and the Principal Shareholders disclaim any beneficial ownership in any of the shares covered by the Schedule 13G/A. The address of FRI and the Principal Shareholders is 777 Mariners Island Boulevard, San Mateo, CA 94404. The address of FMA is 51 John F. Kennedy Parkway, Short Hills, NJ 07078.
(12) The ownership given for Tenet Healthcare Corporation is as of January 10, 1996 and is based on information contained in the Schedule 13D/A dated January 10, 1996, filed by Tenet Healthcare Corporation and certain subsidiaries with the Commission. The address of Tenet Healthcare Corporation and such subsidiaries is 3820 State Street, Santa Barbara, California 93105.
(13) As of April 8, 1999, based on information supplied by The Baupost Group, L.L.C. ("Baupost"). Baupost is an investment advisor to The Baupost Fund, a non-diversified open-ended management company registered under the Investment Company Act of 1940. Baupost has sole voting and dispositive power with respect to these shares but disclaims beneficial ownership of the shares. The address of Baupost and The Baupost Fund is 44 Brattle Street, 5th Floor, P.O. Box 381288, Cambridge, Massachusetts 02238.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

   Executive Compensation Philosophy. The Executive Compensation Committee of the Board (the "Committee") is composed entirely of outside directors. The Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock-based incentive compensation plans for the executive officers of the Company. The Company's executive compensation policy is designed to establish an appropriate relationship between total executive pay and the achievement of strategic goals including enhancement of stockholder value, while at the same time motivating and retaining executive officers. The key components of the Company's compensation philosophy are base salary, an annual incentive award and long-term stock-based incentives. These components are administered with the goals of (i) providing total compensation that is competitive with comparable positions in other real estate investment trusts ("REITs"), (ii) rewarding successful short-term and long-term performance and (iii) aligning the interests of the executive officers with those of stockholders. The Committee will review each component of executive compensation on an annual basis.

     Base Salary. Base salaries for executive officers are set by the Committee and are believed to be sufficient to attract and retain qualified executive officers. Base salary increases are provided to executive officers based on an evaluation of each executive's performance, as well as the performance of the Company as a whole, and the value of the executive's stock-based compensation. While the Committee does not establish a specific formula or targets to determine base salaries, the Committee considers the financial performance of the Company as compared to other REITs, and the performance of the individual executive and his or her level of responsibility. The Committee also considers the success of the executive officer in developing and executing the Company's strategic plans, exercising leadership and creating stockholder value. In 1998, the Committee approved entering into employment agreements with the Company's Named Executive Officers. Each agreement establishes the executive officer's base salary and entitles him or her to participate in the Company's benefit plans. The agreements also provide for certain benefits to the Named Executive Officers upon termination of employment. See "Employment and Other Agreements."

     Annual Incentive. The Committee believes that a significant proportion of total cash compensation for executive officers should be subject to the attainment of specific Company earnings criteria and other short-term and long-term goals. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer's compensation at risk. The Committee established potential bonuses for executive officers based on the Company's achievement of certain funds from operations goals within the ranges established by the Committee. The Committee established bonus targets for 1998 of up to 50% of base salaries contingent upon the Company's achievement of a range of the predetermined funds from operations goals. The Committee established the potential bonuses and funds from operations goals based on the Committee's judgment as to desirable financial results for the Company and the appropriate percentage of compensation which should be based on the attainment of such results. For 1998, the Committee awarded bonuses equal to 50% of base salary upon the achievement of the predetermined funds from operations goals.

     Stock-Based Long-Term Incentives. Equity participation is a key component of the Committee's executive compensation philosophy. The use of such awards provides a long-term link between the results achieved for the Company's stockholders and the reward provided to executive officers. Stock options and restricted stock are granted to executive officers primarily based on the officer's actual and potential contribution to the Company's growth, long-term performance and the practices of other REITs. Stock-based compensation is designed to retain executive officers and motivate them to enhance stockholder value by aligning the financial interests of executive officers with those of the Company's stockholders. Stock-based compensation also provides an effective incentive for management to create stockholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Common Stock occurs over a number of years.

     On May 7, 1998, the Committee granted options to purchase 385,000 shares of Common Stock to certain of the Named Executive Officers, including Mr. Lunsford, with an exercise price equal to $16.25 per share, the fair market value of the underlying Common Stock at the date of grant. To encourage long-term performance, these options vest cumulatively in four annual installments beginning on the first anniversary of the date of grant and expire ten years from the date of grant. In addition, the Committee granted 107,500 shares of restricted stock to the Named Executive Officers, including Mr. Lunsford. These shares of restricted stock vest cumulatively in four equal annual installments beginning on the first anniversary of the date of the grant. These awards were made in recognition of the substantial efforts expended by certain of the Named Executive Officers to complete the Reorganization.

     On September 11, 1998, the Committee granted options to purchase 125,000 shares of Common Stock to certain of the Named Executive Officers, including Mr. Lunsford, with an exercise price equal to $10.8125 per share, the fair market value of the underlying Common Stock at the date of grant. These options vest cumulatively in four equal annual installments beginning on the first anniversary of the date of grant and expire ten years from the date of grant. The Committee granted this number of options based on its judgment that this number is appropriate and desirable considering these executive officers' actual and potential contribution to the Company. The assessment of actual and potential contribution was based on the Committee's subjective evaluation of each executive officer's ability, skills, efforts and leadership.

     In connection with the commencement of his employment on September 21, 1998, the Committee granted Mr. Downey options to purchase 75,000 shares of Common Stock with an exercise price equal to $11.25 per share, the fair market value of the underlying Common Stock at the date of grant. These options vest cumulatively in four equal annual installments beginning on the first anniversary of the date of grant and expire ten years from the date of grant. In addition, the Committee also granted 25,000 shares of restricted stock to Mr. Downey. These shares of restricted stock vest cumulatively in four equal annual installments beginning on the first anniversary of the date of the grant. The Committee granted the options and restricted stock described above based on its judgment that the number and terms were appropriate and sufficient to attract Mr. Downey to accept the position as Vice President and Chief Financial Officer.

   Compensation of Chief Executive Officer. Consistent with the executive compensation policy and components described above, the Committee determined the salary, bonus and stock-based compensations for services rendered by W. Bruce Lunsford as Chairman of the Board and Chief Executive Officer of the Company. Mr. Lunsford received an annual base salary of $350,000 for 1998. The Committee took into consideration that Mr. Lunsford devoted less than 50% of his time to the Company as its Chief Executive Officer during 1998. The Committee believes that this base salary was adequate compared to the base salaries paid to chief executive officers of other REITs. Mr. Lunsford earned a $116,667 bonus under the Company's 1997 Incentive Compensation Plan. Mr. Lunsford received the bonus for the Company attaining certain funds from operations goals specified in advance by the Committee. Mr. Lunsford also received options to purchase 200,000 shares of Common Stock in 1998. The Committee determined the number of options granted to Mr. Lunsford based on its judgment that this number was appropriate and desirable in light of his efforts in completing the Reorganization and his actual and potential contribution to the Company and his leadership in connection with the implementation of the Company's investment and business strategy. The assessment of actual and potential contribution was based on the Committee's subjective evaluation of Mr. Lunsford's abilities, skills, efforts and leadership.

   Omnibus Budget Reconciliation Act of 1993. The Omnibus Budget Reconciliation Act of 1993 amended the Internal Revenue Code (the "Code") to provide generally that the compensation paid by publicly held corporations to the chief executive officer and the four most highly paid senior executive officers in excess of $1,000,000 per executive will be deductible by the Company only if paid pursuant to a qualifying performance-based compensation plan approved by stockholders of the Company. Compensation as defined by the Code includes, among other things, base salary, incentive compensation and gains on stock options and restricted stock. It is the Committee's policy to maximize the effectiveness of the Company's executive compensation plans. In that regard, the Committee intends to maintain flexibility to take actions which are deemed to be in the best interests of the Company and its stockholders. Such actions may not always result in executive compensation qualifying for the maximum possible tax deductibility under the Code. The Company believes that it has taken the necessary steps to qualify the Company's performance-based compensation plans for tax deductibility. The Company also believes that substantially all of the compensation paid in 1998 is deductible for federal income tax purposes.

   The foregoing report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts except to the extent that the Company specifically incorporates this information by reference.

                                          EXECUTIVE COMPENSATION COMMITTEE
                                                    Ronald G. Geary, Chairman
                                                    R. Gene Smith
                                                    Greg D. Hudson

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

   The following table sets forth the compensation paid by the Company to each of the Named Executive Officers during 1998:

                           SUMMARY COMPENSATION TABLE

                               Annual Compensation(1)       Long-Term Compensation
                               ----------------------- --------------------------------
Name and Principal                                     Restricted Stock     Options      All Other
Position                  Year  Salary  Cash Bonus (2)    Awards (3)    (No. of Shares) Compensation
------------------        ---- -------- -------------- ---------------- --------------- ------------
W. Bruce Lunsford (4) ..  1998 $230,192    $116,667        $812,500         200,000       $109,124(5)
 Chairman of the Board
 and Chief Executive
 Officer
Thomas T. Ladt (6) .....  1998 $230,535    $116,667        $812,500         250,000       $  5,301(7)
 President and Chief
 Operating Officer
Steven T. Downey (8) ...  1998 $ 53,846    $ 33,333        $281,250          75,000       $  1,308(9)
 Vice President and
 Chief
 Financial Officer
T. Richard Riney........  1998 $ 94,846    $ 45,667        $121,875          60,000       $    267(10)
 Vice President, General
 Counsel and Secretary

--------
 (1) These amounts represent the total compensation paid by the Company since May 1, 1998.
 (2) Except as otherwise specified below, the amounts shown represent cash bonuses awarded under the Company's 1997 Incentive Compensation Plan which were based on the Company's profitability.
 (3) These amounts shown in the table represent the fair market value on the date of grant of shares of restricted stock granted by the Company. These shares will vest in four equal annual installments beginning on the first anniversary of the date of grant. Based on the closing price of $12.1875 of the Common Stock on December 31, 1998, the value of the award for each Named Executive Officer is as follows: Mr. Lunsford--$609,375 (50,000 shares), Mr. Ladt--$609,375 (50,000 shares), Mr. Downey--$304,688 (25,000 shares), and Mr. Riney--$91,406 (7,500 shares). Any dividends paid on the Common Stock also will be paid on these shares of restricted stock.
 (4) Mr. Lunsford resigned from his position as Chief Executive Officer, effective December 31, 1998, but remains Chairman of the Board of the Company.
 (5) Includes $108,188 of interest on Mr. Lunsford's Tax Loan (as defined below) which was forgiven by the Company in 1998 and life insurance premiums paid on Mr. Lunsford's behalf of $936. See "Certain Relationships and Related Transactions" for a discussion of Mr. Lunsford's Tax Loan.
 (6) Mr. Ladt resigned from his position with the Company, effective March 5, 1999.
 (7) Includes $4,051 of interest on Mr. Ladt's Tax Loan (as defined below) which was forgiven by the Company in 1998 and life insurance premiums paid on Mr. Ladt's behalf of $1,250. See "Certain Relationships and Related Transactions" for a discussion of Mr. Ladt's Tax Loan.
 (8) Mr. Downey first became employed by the Company in September 1998.
 (9) Represents imputed interest on a loan made by the Company to Mr. Downey to pay for his taxes in connection with an award of restricted stock by the Company. See "Certain Relationships and Related Transactions."
(10) Represents life insurance premiums paid on Mr. Riney's behalf of $267.

                       OPTION GRANTS IN LAST FISCAL YEAR

   The following table sets forth information concerning options to purchase shares of Common Stock granted to the Named Executive Officers during 1998:

                                                                              Potential
                                                                         Realizable Value at
                                                                           Assumed Annual
                         Number of  % of Total                             Rates of Stock
                         Securities  Options                             Price Appreciation
                         Underlying Granted to                           for Option Term(3)
                           Options  Employees  Exercise Price Expiration -------------------
          Name           Granted(1)  in 1998    Per Share(2)     Date      5%($)    10%($)
          ----           ---------- ---------- -------------- ---------- --------- ---------
W. Bruce Lunsford.......  150,000      24.0%      $  16.25     5/07/08   1,532,930 3,884,747
                           50,000       8.0%      $10.8125     9/11/08     339,996   861,617
Thomas T. Ladt..........  200,000      32.1%      $  16.25     5/07/08   2,043,907 5,179,663
                           50,000       8.0%      $10.8125     9/11/08     339,996   861,617
Steven T. Downey........   75,000      12.0%      $  11.25     9/21/08     530,630 1,344,720
T. Richard Riney........   35,000       5.6%      $  16.25     5/07/08     357,684   906,441
                           25,000       4.0%      $10.8125     9/11/08     169,998   430,808

--------
(1) All options shown in the above table become exercisable in four equal annual installments, beginning on the first anniversary of the date of grant. All options become fully exercisable upon a change in control of the Company.
(2) All options were granted at fair market value (closing price on the New York Stock Exchange on the date of grant). The exercise price and any tax withholding obligations related to exercise may be paid by delivery of shares of Common Stock.
(3) Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions, as well as the option holder's continued employment with the Company throughout the vesting period. The amounts reflected in this table will not necessarily be achieved.

   In connection with the Reorganization, all options to purchase shares of Common Stock outstanding at the time of the Reorganization (the "Existing Options") were divided into the same number of options to purchase both shares of Common Stock and shares of Vencor common stock. The Existing Options remained options to purchase shares of Common Stock and new options were granted by Vencor to evidence the option to purchase shares of Vencor common stock (the "Vencor Options"). Vencor assumed the obligation to issue the Vencor Options in connection with the Reorganization. The exercise price of the Existing Options was modified, and the exercise price of the Vencor Options was set, so that the combined exercise price of the options equaled the exercise price of the Existing Options prior to the Reorganization. The exercise prices were based on the relative fair market value of the Common Stock and Vencor common stock on the date of the Reorganization. All other terms of the Existing Options remained the same. Messrs. Lunsford, Ladt, Riney, Beran, Hudson and Smith held Existing Options at the time of the Reorganization that were subject to the treatment described above.

                         OPTION EXERCISES AND HOLDINGS

   The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during 1998 and unexercised options held as of December 31, 1998:

                                              Number of Securities Underlying   Value of Unexercised
                                                  Unexercised Options at        In-the-Money Options
                           Shares                     Fiscal Year End           at Fiscal Year End(1)
                          Acquired    Value   ------------------------------- -------------------------
          Name           On Exercise Realized Exercisable(2) Unexercisable(3) Exercisable Unexercisable
          ----           ----------- -------- -------------- ---------------- ----------- -------------
W. Bruce Lunsford.......     --        --        505,500         641,500            -0-      $68,750
Thomas T. Ladt..........     --        --        109,400         354,225        $31,167      $68,750
Steven T. Downey........     --        --            -0-          75,000            -0-      $70,313
T. Richard Riney........     --        --          4,750          73,750            -0-      $34,375

--------
(1) These amounts were calculated by subtracting the exercise price from the market value of the underlying Common Stock as of December 31, 1998. The market value of the Common Stock was $12.1875 per share as of December 31, 1998, based on the closing price per share on the New York Stock Exchange.
(2) Includes only Existing Options.
(3) Includes Existing Options as follows: Mr. Lunsford--442,000, Mr. Ladt-- 104,225 and Mr. Riney--13,750.

                        EMPLOYMENT AND OTHER AGREEMENTS

   During 1998, the Company entered into employment agreements with each of the Named Executive Officers. These agreements have an initial one year term. The term of each agreement will be automatically extended by one additional day for each day following the effective date of the agreement that the Named Executive Officer remains employed by the Company until the Company elects to cease such extension by giving notice to the Named Executive Officer. Upon such notification, the employment agreements will terminate in one year. The employment agreements provide base salary and the ability of the Named Executive Officer to be eligible for bonuses and to participate in the Company's incentive and other employee benefit plans. The base salaries for 1998 for the Named Executive Officers under the employment agreements were as follow: Mr. Lunsford--$350,000; Mr. Ladt--$335,000; Mr. Downey--$200,000; and
Mr. Riney--$137,000. The Named Executive Officers may receive increases in their base salaries as approved by the Board of Directors. Under certain circumstances, the employment agreements also provide for severance payments if the executive is terminated.

   If employment is terminated by reason of death or disability, the Named Executive Officer is entitled to a prorated portion of his target bonus. If the Named Executive Officer is terminated for cause, no additional payments are made under the employment agreements.

   If the executive's employment is terminated by the executive for good reason (as defined in the employment agreements) or by the Company for other than cause (collectively, an "Involuntary Termination"), certain levels of severance payments are provided under the employment agreements. Upon such a termination, the employment agreement for Mr. Lunsford and Mr. Ladt provide for a cash payment equal to the prorated portion of their target bonus in the year of termination and two times their base salary and target bonus in the year of termination. In addition, Mr. Lunsford and Mr. Ladt would be entitled to coverage under the Company's employee benefit plans for two years, two years of additional vesting of restricted stock awards and two additional years in which to exercise stock options. Upon the Involuntary Termination of Mr. Downey and Mr. Riney, they would be entitled to a cash payment equal to the prorated portion of their target bonus in the year of termination and one times their base salary and target bonus in the year of termination. In addition, they would be entitled to coverage under the Company's employee benefit plans for one year, one year of additional vesting of restricted stock awards and one additional year in which to exercise stock options.

   The employment agreements for Mr. Lunsford and Mr. Ladt also provide for a restructuring of their Tax Loans (as defined) if they are subject to an Involuntary Termination. See "Certain Relationships and Related Transactions" for a description of the Tax Loans. The Tax Loans would be amended to provide that any payment of the principal will be made in equal annual installments with a final maturity date ten years from the date of the Tax Loan.

   Effective December 31, 1998, the terms of Mr. Lunsford's employment agreement were revised in recognition of his resignation as Chief Executive Officer and continuing status as Chairman of the Board. His annual base salary was reduced to $150,000. In addition, if Mr. Lunsford resigns as Chairman at the request of the Board for any reason other than cause, all amounts owed under the Tax Loan will be forgiven.

   On May 1, 1998, the Company entered into Change-in-Control Severance Agreements with each of the Named Executive Officers. These agreements provide for the payment of severance benefits under certain circumstances. These benefits become payable at any time within two years of a change in control of the Company (as defined in the agreement) if: (i) the Company terminates the employee without cause; (ii) the employee terminates employment with the Company for good reason (as defined in the agreement) or within either of two 30-day periods commencing 30 days after the change in control and one year after the change in control, respectively. The benefits to be afforded to Messrs. Lunsford and Ladt include: (i) a cash payment equal to three times base salary, target bonus and performance share award target as of the termination of employment; (ii) continuation of health, life and disability insurance coverage for three years; (iii) full vesting under the Company's retirement savings plan; and (iv) an additional payment for any excise taxes the Named Executive Officer may incur as a result of the change in control. The benefits to be afforded to Messrs. Downey and Riney include: (i) a cash payment equal two times base salary, target bonus and performance share award target as of the termination of employment; (ii) continuation of health, life and disability insurance coverage for two years; (iii) full vesting under the Company's retirement savings plan; and (iv) an additional payment for any excise taxes the Named Executive Officer may incur as a result of the change in control.

   The Company entered into a Separation Agreement and Release of Claims (the "Separation Agreement") with Thomas T. Ladt pursuant to which Mr. Ladt resigned as President, Chief Executive Officer and Chief Operating Officer of the Company and from the Board of Directors of the Company as of March 5, 1999. Pursuant to the Separation Agreement, Mr. Ladt is entitled to receive (i) his base salary through March 31, 1999, (ii) $62,812.50, representing the prorated portion of his target bonus for 1999, (iii) 37,500 shares of Common Stock, representing two years of additional vesting of restricted stock awards previously made to Mr. Ladt, (iv) $670,000, representing two times his annual base salary, and (v) $502,500, representing two times his target bonus for 1999. In addition, Mr. Ladt is entitled to coverage under the Company's employee benefit plans for two years from the date of his resignation. The Company further agreed to amend Mr. Ladt's Tax Loan such that no principal or interest payments thereunder will be due prior to March 5, 2004. Pursuant to the Separation Agreement, Mr. Ladt agreed, among other things, to accept the consideration he received under the Separation Agreement in lieu of the benefits to which his was otherwise entitled under his Change of Control Severance Agreement and to waive any claim arising out of such agreement.

   Effective March 5, 1999, the Company and Debra A. Cafaro entered into an employment agreement (the "Cafaro Employment Agreement") pursuant to which Ms. Cafaro became President, Chief Executive Officer and a director of the Company. The initial term of the Cafaro Employment Agreement will expire on December 31, 2001. The Cafaro Employment Agreement provides for (i) an initial annual base salary of $335,000 (with a minimum annual increase of 5% thereafter), (ii) the eligibility to participate in the Company's bonus program and to receive a bonus for 1999 in an amount not less than $200,000, (iii) a grant of 100,000 restricted shares of Common Stock, and (iv) a grant of options to purchase 500,000 shares of Common Stock. Such options will be "incentive stock options" under the Internal Revenue Code ("ISOs") to the maximum extent permissible. The per share exercise price for the ISOs will be $8.1875, the closing price of the Common Stock on March 5, 1999 (the "Effective Date"). The per share exercise price for the remaining options will be the lesser of the closing price of the Common Stock on the Effective Date and the closing price of the Common Stock 120 days after the Effective Date. In addition, Ms. Cafaro will receive a loan sufficient to cover income taxes payable on the shares of restricted stock, and she will be eligible to participate in the Company's incentive and other benefit plans.

   If Ms. Cafaro's employment is terminated (other than for cause) within the first twelve months, she will be entitled to receive a cash payment of $1.5 million. If Ms. Cafaro's employment is terminated (other than for cause) after the first twelve months, she will be entitled to receive a cash payment equal to the sum of three times her base salary and target bonus for the year of termination plus the prorated portion of the target bonus for the year of termination. In addition, Ms. Cafaro will be entitled to full vesting of her shares of restricted stock and stock options and forgiveness of the tax loan.

   In the event of a change of control within the first twelve months of Ms. Cafaro's employment, Ms. Cafaro will be entitled to a cash payment of $1.5 million. If a change of control occurs after the first twelve months of her employment, Ms. Cafaro will be entitled to a cash payment equal to 2.99 times the sum of her base salary and target bonus on the date of a change of control plus the fair market value of any targeted restricted shares to be issued in the year the change of control occurs. In addition, Ms. Cafaro will be entitled to full vesting of her shares of restricted stock and stock options and forgiveness of the tax loan; provided, however, that in the event an agreement for a change of control is executed and approved by the Board of Directors of the Company on or before July 4, 1999, and such transaction is subsequently closed in accordance with the terms of the agreement, only options to purchase 250,000 shares of Common Stock will vest upon the change of control.

                           COMPENSATION OF DIRECTORS

   During 1998, directors not employed by the Company received $2,000 for each board meeting they attended. Non-employee directors also received $1,000 for each committee meeting they attended. In addition, non-employee directors received a $2,500 retainer for each calendar quarter that they served as a director.

   Prior to the Reorganization, a non-employee director could defer the receipt of fees which would otherwise be paid to the director for services on the Board and its committees pursuant to the Directors Plan. Directors who chose to defer fees could elect to have the deferred amounts invested 100% in shares of Common Stock ("Share Election") or to accumulate and earn interest ("Cash Election"). If a Share Election was made, the director's deferral account was credited with 110% of the compensation otherwise payable to the director. As of the end of each calendar quarter, such deferred amounts were converted into share equivalents of Common Stock based on the fair market value of the Common Stock on that date. If a Cash Election was made, the deferred amounts earned interest at a floating rate of interest, compounded annually. In connection with the Reorganization, the Directors Plan was discontinued. Following the Reorganization, the Company continued to hold the share equivalents pursuant to the terms of the Directors Plan for its directors who were directors of the Company prior to the Reorganization and for whom the Company was holding share equivalents under the Directors Plan at the time of the Reorganization. The Company is currently holding such share equivalents for Messrs. Beran and Hudson. The Company will grant Mr. Hudson the number of shares of Common Stock equal to the share equivalents it is holding on his behalf following the expiration of Mr. Hudson's term as a director at the Annual Meeting.

   During 1998, directors not employed by the Company received options pursuant to the Company's 1997 Stock Option Plan for Non-Employee Directors (the "Directors Stock Plan"). Under the Directors Stock Plan, each non-employee director is granted an option to purchase 3,000 shares of Common Stock on each January 1, with an exercise price equal to the fair market value of the Common Stock on the date the option is granted. Accordingly, the Company issued options with respect to an aggregate of 21,000 shares to the seven persons who were serving as non-employee directors on January 1, 1998. All options become exercisable in four equal annual installments, beginning on the first anniversary of the date of grant. In connection with the Reorganization, all of the options granted under the Directors Stock Plan prior to the Reorganization were subject to the treatment of Existing Options, as described under "Option Grants in Last Fiscal Year." Messrs. Beran, Geary, Hudson and Smith currently hold such options.

   In connection with the Reorganization, on May 1, 1998, each non-employee member of the Board was granted 2,000 restricted shares of Common Stock and an option to purchase 5,000 shares of Common Stock. The restrictions on all restricted shares lapse in four equal annual installments beginning on the first anniversary of their grant date. Each stock option has an exercise price equal to the fair market value of the Common Stock on the date of grant. These options become exercisable in four equal annual installments beginning on the first anniversary of their grant date.

   During September 1998, in connection with Mr. Crocker's appointment to the Board of Directors, the Company issued to Mr. Crocker options to purchase 10,000 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the date the option was granted. These options become exercisable in four equal annual installments beginning on the first anniversary of the date of grant. The Company also granted Mr. Crocker 2,000 shares of restricted stock which vest in four annual equal installments beginning on the first anniversary of the date of grant. At the same time, the Company issued a special, one-time grant of stock options to purchase 5,000 shares of Common Stock to each non-employee director other than Mr. Crocker. The exercise price of these stock options was equal to the fair market value of the Common Stock on the date the options were granted. These options are exercisable in four equal annual installments beginning on the first anniversary of the date of grant.

                               PERFORMANCE GRAPH

   The following performance graph compares the cumulative total return to the holders of the Common Stock from May 1, 1998, the date on which the Company is deemed to have commenced operations, to December 31, 1998, compared to the Standard & Poor's 500 Stock Index, the NAREIT REIT Index (the "REIT Index") and the Standard & Poor's Hospital Management Composite Index (the "Hospital Index"). The Company has included the Hospital Index in the performance graph because it has compared the performance of the Common Stock to the Hospital Index in proxy statements for previous years. However, following the Reorganization, the Company believes that the REIT Index is more representative of the industry in which the Company competes and is more relevant to an assessment of the Company's performance than the Hospital Index.




                              [GRAPH APPEARS HERE]

                                                   May 1, 1998 December 31, 1998
                                                   ----------- -----------------
      The Company.................................    $100           $ 70
      S&P 500 Index...............................    $100           $111
      REIT Index..................................    $100           $ 85
      Hospital Index..............................    $100           $ 74

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   As of December 31, 1998, the following persons served on the Executive Compensation Committee of the Company's Board of Directors: R. Gene Smith, Greg
D. Hudson and Ronald G. Geary. None of the members of the Executive Compensation Committee are, or have been, employees of the Company; however, W. Bruce Lunsford, who served as Chief Executive Officer of the Company during 1998, was a member of the Compensation Committee of Res-Care, Inc., and Ronald
G. Geary, who served as Chief Executive Officer of Res-Care, Inc. during 1998, was a member of the Executive Compensation Committee of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In May 1998, the Company adopted a policy which provides that any transaction between the Company and any of its officers, directors or their affiliates must be approved by the disinterested members of the Company's Board of Directors and must be on terms no less favorable to the Company than those available from unaffiliated parties. In connection with the Reorganization, Vencor issued 17,700 shares of its 6% Series A Non-Voting Convertible Preferred Stock for $1,000 per share (the "Preferred Stock") to the Company as part of the consideration for the assets transferred from the Company to Vencor. On April 30, 1998, the Company offered and sold the Preferred Stock at $1,000 per share to Messrs. Lunsford and Ladt and certain other officers of Vencor for an aggregate consideration of $17.7 million. Mr. Lunsford and Mr. Ladt purchased 4,543 shares and 725 shares, respectively, of such Preferred Stock. On or after April 30, 2002, each share of the Preferred Stock will be convertible, at the option of the holder, in whole or in part, into such number of shares of Vencor common stock as is equal to the aggregate principal amount of the shares of Preferred Stock being converted divided by the conversion price. The conversion price is $12.50, which is equal to 118% of the average of the high and low sales price of the Vencor common stock on the date of the Reorganization. In connection with the sale of the Preferred Stock, Vencor Operating, Inc., a wholly owned subsidiary of Vencor, loaned the purchasers 90% of the purchase price of the Preferred Stock (the "Preferred Stock Loans"). Each Preferred Stock Loan is evidence by a promissory note which has a ten year term and bears interest at 5.74%, payable annually. No principal payments are due under the promissory notes until their maturity. The promissory notes are secured by a first priority security interest in the Preferred Stock purchased by each such officer. Mr. Lunsford and Mr. Ladt were loaned $4,088,700 and $652,500, respectively. As of March 1, 1999, the Preferred Stock Loans payable to Messrs. Lunsford and Ladt remain outstanding.

   In connection with the Reorganization, the Company agreed to loan Mr. Lunsford and Mr. Ladt an amount sufficient to cover estimated income taxes payable by them as a result of the distribution of Vencor common stock (the "Tax Loans"). Each Tax Loan is evidenced by a promissory note which has a term of ten years and bears interest at 5.77%. Principal on the tax loans is scheduled to be repaid in ten equal annual installments beginning on June 15, 1999. Interest is payable quarterly, however, any interest payment on the Tax Loan is forgiven, if the officer remains employed in his position with the Company on the date on which such interest payment is due. Moreover, in the event of a change in control of the Company, the entire balance of the Tax Loan will be forgiven. The Tax Loans were based on estimated tax payments required to be made by the officer as a result of the distribution of Vencor common stock. The principal amounts of the Tax Loans to Mr. Lunsford and Mr. Ladt were $3,750,000 and $140,400, respectively. In connection with the amendment of his employment agreement, the terms of the Tax Loan for Mr. Lunsford has been amended. See "Employment and Other Agreements." Pursuant to the Separation Agreement, the Company agreed to amend Mr. Ladt's Tax Loan such that no principal or interest payments thereunder will be due prior to March 5, 2004.

   In connection with an election to pay taxes on an award of restricted stock of the Company, the Company agreed to loan Mr. Downey, Vice President and Chief Financial Officer, $136,856. The loan is evidence by a promissory note (the "Note") which has a maturity date of February 15, 2003. Principal on the promissory note is due in four equal annual installments beginning on February 15, 2000. Principal on the Note does not bear interest except in the event of default. Any unpaid principal on the Note will be forgiven (a) upon a change in control of the Company, (b) upon Mr. Downey's death or disability,
(c) if his employment is terminated for other than "cause" or (d) if he terminates his employment for "good reason." The terms "cause" and "good reason" shall have the same meanings as in Mr. Downey's employment agreement. In connection with any extinguishment of the Note, the Company is required to pay Mr. Downey an amount equal to any taxes he may incur as a result of the extinguishment including any taxes imposed on the tax payment.

   On October 15, 1998, the Company acquired eight personal care facilities and related facilities for approximately $7.0 million from Tangram Rehabilitation Network, Inc. ("Tangram"). Tangram is a wholly owned subsidiary of Res-Care, Inc. ("Res-Care") of which Ronald G. Geary is Chairman, President and Chief Executive Officer. Mr. Geary is also a director of the Company. Res-Care acquired Tangram in a cash merger on October 15, 1998. The purchase price for the Tangram facilities was determined by an appraisal conducted by Graham & Associates, Inc., San Marcos, Texas, a certified General Real Estate Appraiser for the State of Texas. The Company leases the Tangram facilities to Tangram pursuant to a Master Lease Agreement which is guaranteed by Res-Care. Through December 31, 1998, Tangram has paid the Company $155,163.73 in rent payments.

   Effective March 15, 1999, the Company relocated its principal executive offices and entered into a lease agreement with Summit II Partners, Limited (the "Landlord"). The lease agreement requires the Company to pay annual rent of $51,275 to the Landlord. Mr. Lunsford owns an indirect equity interest in the Landlord of approximately 22%. The Company believes that the terms of the lease agreement represent market rates.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 , as amended, requires the Company's directors and executive officers and persons who own more than 10% of the Common Stock to file reports of beneficial ownership and changes in such ownership with the Commission. Based solely on a review of the copies of such reports furnished to the Company and on written representations from certain reporting persons that no Form 5 was required for such person, the Company believes that during 1998 all officers, directors and persons who own more than 10% of the Common Stock complied with all applicable Section 16(a) filing requirements.

                              INDEPENDENT AUDITORS

   The Board currently intends to select the firm of Ernst & Young LLP, Louisville, Kentucky to serve as independent auditors of the Company for the fiscal year 1999. Ernst & Young LLP has served as independent auditors of the Company since May 1998. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

   Any stockholder proposal intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company by December 9, 1999 in order to be considered for inclusion in the Company's proxy materials for such meeting.

   According to the Company's bylaws, a stockholder proposal may only be acted upon at an annual meeting of stockholders if the stockholder gives notice to the Company of such proposal in conformity with the requirements of the bylaws (at least 60 but no more than 90 days before such annual meeting); provided, however, that if the Company gives less than 70 days notice or prior public disclosure of the date of the annual meeting, notice by the stockholder must be given to the Company not later than the tenth day following the earlier of the date on which such notice of the meeting was mailed or the date on which such public disclosure was made. The persons appointed as proxies for the 2000 Annual Meeting will have discretionary voting authority with respect to any stockholder proposal which is submitted to the Company otherwise than in conformity with such requirements of the Company's bylaws.

                                 OTHER MATTERS

   The only matters to be considered at the Annual Meeting or any adjournment thereof, so far as known to the Board of Directors, are those set forth in the Notice of Meeting and routine matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote the proxy in accordance with their judgment in such matters.

                                 By Order of the Board of Directors,

                                 /s/ W. Bruce Lunsford

                                 W. Bruce Lunsford
                                 Chairman of the Board

Louisville, Kentucky
April 13, 1999

                                  DETACH CARD

-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
 -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
 -- -- -- -- -- -- --

                                  VENTAS, INC.
               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                       ANNUAL MEETING OF STOCKHOLDERS ON
                                  MAY 18, 1999

  The undersigned hereby appoints Debra A. Cafaro and Steven T. Downey and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Ventas, Inc. (the "Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Tuesday, May 18, 1999 in the North Room of the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky, and at any adjournment thereof, upon the matter described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on matters described in the Notice of Annual Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

  This Proxy will be voted as directed, but if no direction is indicated, the Proxy will be voted FOR the Proposal.
                                                   Please mark your votes as [X]
                                                           indicated in this
                                                           example
  To elect seven (6) directors to terms expiring at the 2000 Annual Meeting of stockholders:
             Walter F. Beran        W. Bruce Lunsford
             Ronald G. Geary        Douglas Crocker II
             Debra A. Cafaro        R. Gene Smith

  [_] FOR all nominees              [_] WITHHOLD AUTHORITY to vote for all
      listed (except as                 nominees listed
      marked to the
      contrary)

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.)
                                       P

                                       R

                                       O

                                       X

                                       Y

                                  DETACH CARD

-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --

                                                 Date: _________________ , 1999
                                                 ______________________________
                                                 ______________________________

                                                 Please sign exactly as your
                                                 name or names appear hereon.
                                                 Where more than one owner is
                                                 shown above, each should
                                                 sign. When signing in a
                                                 fiduciary or representative
                                                 capacity, please give full
                                                 title. If this proxy is
                                                 submitted by a corporation,
                                                 it should be executed in the
                                                 full corporate name by a duly
                                                 authorized officer. If a
                                                 partnership, please sign in
                                                 partnership name by
                                                 authorized person.

  PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.